EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2010 EARNINGS
HOUSTON, TX, February 3, 2011 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the fourth quarter ended December 31, 2010 it earned net income of $440 million, or $1.05 per fully diluted share. Sequentially, earnings improved nine percent compared to third quarter ended September 30, 2010 net income of $404 million, or $0.96 per fully diluted share. Compared to fourth quarter 2009 earnings of $394 million or $0.94 per fully diluted share, fourth quarter 2010 earnings improved 12 percent.
Revenues reported for the full year 2010 were $12.16 billion, and net income was $1.67 billion, or $3.98 per fully diluted share. Operating profit for the full year 2010 was $2.42 billion. Excluding transaction charges in 2010, net income was $1.71 billion, or $4.09 per fully diluted share, and operating profit was $2.47 billion or 20.3 percent of sales, for the full year 2010.
Revenues for the fourth quarter increased five percent sequentially to $3.17 billion. Operating profit for the fourth quarter, excluding transaction charges of $1 million pre-tax, was $625 million, up five percent from the third quarter of 2010. Operating profit flow-through, or the change in operating profit divided by the change in revenue, from the third quarter of 2010 to the fourth quarter of 2010 was 17 percent excluding transaction charges.
Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2010 was $5.01 billion, which was up three percent from the end of the third quarter of 2010. New orders during the quarter were $1.41 billion, reflecting higher demand for drilling equipment for new build offshore rigs, and higher demand for well intervention and stimulation equipment.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We achieved solid results in 2010. We were able to make our businesses more efficient, while continuing to invest for future growth. We spent approximately $600 million on acquisitions, launched several expansion projects across many of our existing business lines, and nevertheless ended the year with approximately $3.3 billion in cash. I would like to thank all of our dedicated employees for their hard work and outstanding execution to deliver this result.
2011 looks bright as we enter the year with strong financial resources, a solid backlog, leading technology, and an experienced team capable of delivering great service and products to our customers and excellent financial results to our shareholders. We believe that the oil and gas industry will continue to need to upgrade the world’s rig fleet, and we look forward to continuing to help our customers retool their rigs to improve safety, reduce environmental impact, and drive higher efficiency.”

Rig Technology
Fourth quarter revenues for the Rig Technology segment were $1.76 billion, an increase of six percent from the third quarter of 2010 and a decrease of 11 percent from the fourth quarter of 2009. Operating profit for this segment was $501 million, or 28.5 percent of sales, an increase of four percent from the third quarter of 2010. Revenue out of backlog for the segment increased 10 percent sequentially and decreased 16 percent year-over-year, to $1.3 billion for the fourth quarter of 2010.
Petroleum Services & Supplies
Revenues for the fourth quarter of 2010 for the Petroleum Services & Supplies segment were $1.14 billion, up four percent compared to third quarter 2010 results and up 21 percent compared to fourth quarter 2009 results. Operating profit was $170 million, or 15.0 percent of sales, an increase of four percent from the third quarter of 2010 and an increase of 59 percent from the fourth quarter of 2009. Operating profit flow-through was 13 percent sequentially and 31 percent from the fourth quarter of 2009 to the fourth quarter of 2010.
Distribution Services
Fourth quarter revenues for the Distribution Services segment were $423 million, essentially flat from the third quarter of 2010 and up 28 percent from the fourth quarter of 2009. Fourth quarter operating profit was $30 million or 7.1 percent of sales. Operating profit flow-through was 24 percent from the fourth quarter of 2009 to the fourth quarter of 2010.
The Company has scheduled a conference call for February 3, 2011, at 8:00 a.m. Central Time to discuss fourth quarter and 2010 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,333	$2,622
Receivables, net	2,425	2,187
Inventories, net	3,388	3,490
Costs in excess of billings	815	740
Deferred income taxes	316	290
Prepaid and other current assets	258	269

Total current assets	10,535	9,598

Property, plant and equipment, net	1,840	1,836
Deferred income taxes	341	92
Goodwill	5,790	5,489
Intangibles, net	4,103	4,052
Investment in unconsolidated affiliate	386	393
Other assets	55	72

	$23,050	$21,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$628	$584
Accrued liabilities	2,105	2,267
Billings in excess of costs	511	1,090
Current portion of long-term debt and short-term borrowings	373	7
Accrued income taxes	468	226

Total current liabilities	4,085	4,174

Long-term debt	514	876
Deferred income taxes	2,336	2,091
Other liabilities	253	163

Total liabilities	7,188	7,304

Commitments and contingencies

Stockholders’ equity:
Common stock — par value $.01; 421,141,751 and 418,451,731 shares issued and outstanding at December 31, 2010 and December 31, 2009	4	4
Additional paid-in capital	8,353	8,214
Accumulated other comprehensive income	91	90
Retained earnings	7,300	5,805

Total National Oilwell Varco stockholders’ equity	15,748	14,113
Noncontrolling interests	114	115

Total stockholders’ equity	15,862	14,228

	$23,050	$21,532

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Revenue:
Rig technology	$1,757	$1,977	$1,650	$6,965	$8,093
Petroleum services and supplies	1,137	936	1,089	4,182	3,745
Distribution services	423	331	424	1,546	1,350
Eliminations	(145)	(110)	(152)	(537)	(476)

Total revenue	3,172	3,134	3,011	12,156	12,712

Gross profit	998	980	947	3,850	3,793

Gross profit %	31.5%	31.3%	31.5%	31.7%	29.8%

Selling, general, and administrative	373	358	349	1,385	1,244
Intangible asset impairment	—	—	—	—	147
Transaction, devaluation and voluntary retirement costs	1	14	2	45	87

Operating profit	624	608	596	2,420	2,315

Interest and financial costs	(12)	(13)	(12)	(50)	(53)
Interest income	4	1	4	13	9
Equity income in unconsolidated affiliate	14	2	8	36	47
Other income (expense), net	(7)	(23)	(23)	(22)	(110)

Income before income taxes	623	575	573	2,397	2,208

Provision for income taxes	186	184	169	738	735

Net income	437	391	404	1,659	1,473

Net income (loss) attributable to noncontrolling interests	(3)	(3)	—	(8)	4

Net income attributable to Company	$440	$394	$404	$1,667	$1,469

Net income attributable to Company per share:

Basic	$1.05	$0.95	$0.97	$3.99	$3.53

Diluted	$1.05	$0.94	$0.96	$3.98	$3.52

Weighted average shares outstanding:

Basic	418	416	417	417	416

Diluted	421	419	419	419	417

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Revenue:

Rig technology	$1,757	$1,977	$1,650	$6,965	$8,093

Petroleum services and supplies	1,137	936	1,089	4,182	3,745

Distribution services	423	331	424	1,546	1,350

Eliminations	(145)	(110)	(152)	(537)	(476)

Total revenue	$3,172	$3,134	$3,011	$12,156	$12,712

Operating profit:

Rig technology	$501	$566	$480	$2,071	$2,287

Petroleum services and supplies	170	107	164	585	453

Distribution services	30	8	24	78	50

Unallocated expenses and eliminations	(76)	(59)	(70)	(269)	(241)

Total operating profit (before intangible asset impairment and transaction, devaluation and voluntary retirement costs)	$625	$622	$598	$2,465	$2,549

Operating profit %:

Rig technology	28.5%	28.6%	29.1%	29.7%	28.3%

Petroleum services and supplies	15.0%	11.4%	15.1%	14.0%	12.1%

Distribution services	7.1%	2.4%	5.7%	5.0%	3.7%

Other unallocated	—	—	—	—	—

Total operating profit % (before intangible asset impairment and transaction, devaluation and voluntary retirement costs)	19.7%	19.8%	19.9%	20.3%	20.1%

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING INTANGIBLE ASSET IMPAIRMENT AND TRANSACTION,
DEVALUATION AND VOLUNTARY RETIREMENT COSTS
(Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2010	2009	2010	2010	2009
Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$440	$394	$404	$1,667	$1,469
Provision for income taxes	186	184	169	738	735
Interest expense	12	13	12	50	53
Depreciation and amortization	129	126	127	507	490
Intangible asset impairment	—	—	—	—	147
Transaction, devaluation and voluntary retirement costs	1	14	2	45	87

EBITDA (Note 1)	$768	$731	$714	$3,007	$2,981

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, intangible asset impairment, transaction, devaluation and voluntary retirement costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com